Exhibit 10.13

LICENSE AGREEMENT

Between

RECORDATI SA CHEMICAL &  PHARMACEUTICAL COMPANY

and

ROXRO PHARMA LLC

effective as of November 23, 2000

This document is the confidential information of both parties hereto. It should be distributed on a need to know, basis and kept in secure area.

*****  Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT made and effective as of November 23, 2000 (Effective Date) between ROXRO PHARMA LLC ("ROXRO") and RECORDATI SA CHEMICAL & PHARMACEUTICAL COMPANY ("RECORDATI").

RECITALS

A.         RECORDATI has developed the Licensed Product (as hereinafter defined) and is the owner of patent rights and know-how relating to the Licensed Product.

B.         ROXRO desires to develop, manufacture and commercialize the Licensed Product in the Territory either by itself or with another party with whom ROXRO will collaborate in developing and/or marketing such products and to receive the right and license under the Patent Rights (as hereinafter defined) and Know-How (as hereinafter defined) to make, have made, use, import, sell, offer for sale and sell Licensed Product in the Field (as hereinafter defined).

C.         Simultaneously with this Agreement, ROXRO and RECORDATI are entering into [*****].

Subject to the terms and conditions herein set forth, RECORDATI desires to grant to ROXRO, and ROXRO desires to acquire from RECORDATI, the above-mentioned rights and license under the Patent Rights and Know-How relating to the Licensed Product in accordance with the provisions of this Agreement.

It is therefore agreed as follows:

1.           DEFINITIONS.

The following terms as used in this License Agreement shall have the meanings respectively set forth in this Article:

"Affiliated Company" or "Affiliate" shall mean

(a)       an organization that directly or indirectly controls a party to this Agreement; or

(b)       an organization that is directly or indirectly controlled by a party to this Agreement; or

(c)       an organization that is controlled, directly or indirectly, by the ultimate parent company of a party to this Agreement;

Control as per a) to c) above is defined as owning fifty percent or more of the voting stock or power of a company or having otherwise the power to govern the financial and the operating policies of an organization so as to appoint the management.

"Effective Date" shall mean the date first referred to above.

"FDA" shall mean the United States Food and Drug Administration.

"Field" shall mean all human and animal therapeutic uses of the Licensed Product.

"First Commercial Sale" shall mean, for a given country, the first sale of Product by Roxro, its affiliates, sublicensee or marketing partner to a Third Party, after required approval by the governing health authority of the given country for the Product (including authorizations for reimbursement).

"Gross Sales" shall mean the gross sales amount in the Territory invoiced for Licensed Products (or any product incorporating the Licensed Product) by ROXRO or its partners, permitted assigns or sublicensees to Third Parties.

"IND" shall mean an investigational New Drug Application filed with the FDA or its foreign equivalent filed in a Major Market Country.

"Know-How" shall mean all inventions, discoveries, trade secrets, manufacturing processes and information, materials, information, whether or not patented or patentable (but excluding Patent Rights), together with all data, formulas, preclinical and clinical research, procedures and results, and improvements thereon, that are owned or controlled by RECORDATI as of the Effective Date that relate solely to the Licensed Product in the Field.

"Licensed Product" shall mean intranasal formulations of the compound known as Ketorolac as described in Patent Application US 08/383707, filed February 1, 1995.

"Major Market Country" shall mean the [*****].

"NDA" shall mean a New Drug Application filed with the FDA or its foreign equivalent filed in a country of the Territory.

"Net Sales" shall mean [*****].

"Party" shall mean either ROXRO or RECORDATI and "Parties" shall mean both ROXRO and RECORDATI.

"Patent Rights" shall mean all United States patents and patent applications and all foreign counterparts thereof, if any, in the Territory, including, without limitation, all provisionals, divisionals, substitutions, continuations, continuations-in-part, extensions, reissues, renewals, supplementary protection certificates and inventor's certificates that are owned or controlled by RECORDATI and that cover inventions or discoveries applicable to the Licensed Product.

All United States patents and patent applications and foreign counterparts in the Territory based on U.S. Patent Application Serial No. US 08/383707, filed February 1, 1995 currently within this definition and applicable to this Agreement are set forth in Exhibit A, which Exhibit shall be amended as necessary to reflect changes or additions to the Patent Rights.

"Territory" shall mean the [*****].

"Third Party" shall mean any person, corporation or other entity other than a Party or an Affiliate of a Party.

"United States" shall mean the United States of America.

"Valid Claim" shall mean a claim of an unexpired issued patent falling within Patent Rights which shall not have been withdrawn, canceled, or disclaimed nor held invalid by a court, tribunal, arbitrator or governmental agency of competent jurisdiction in a final or unappealed or unappealable decision.

2.         GRANT OF RIGHTS.

2.1       RECORDATI hereby grants to ROXRO an exclusive license in the Territory, with right to sublicense, to practice the Patent Rights and Know-How, to develop, make, have made, use, sell and import the Licensed Product.

2.2       Any registrations, and any other validations, notifications, or like procedures, and compliance therewith, required by any authority in the Territory with respect to the right and license granted to ROXRO pursuant to this Agreement shall be the sole responsibility of ROXRO and shall be diligently prosecuted at the sole expense of ROXRO.

3.          DISCLOSURE.

3.1       Following execution of this Agreement RECORDATI shall provide ROXRO access for copying to all written Know-How, evaluations, memorandum and documentation in its possession relevant to the Licensed Product. RECORDATI shall use reasonable efforts to provide RECORDATI personnel time for preparation and transfer of technology (including, but not limited to, manufacturing technology specific to the Licensed Product) and Know-How in RECORDATI's possession, relating to the Licensed Product that is necessary for the development and manufacture of the Licensed Product by ROXRO or a ROXRO sublicensee or subcontractor. Such information shall be specific to the Licensed Product and RECORDATI shall be under no obligation to transfer general knowledge of development, manufacture, registration or commercialization of this type of product.

3.2       RECORDATI's obligations in accordance with this Article III, including making employees available for telephone consultations with respect to the transfer of written information and associated documentation relating to pre-clinical, clinical activities, NDA and manufacturing matters, shall cease [*****]  from the Effective Date.

3.3       ROXRO shall provide [*****] reports of the progress of the development and commercialization of the Licensed Product.

4.         DEVELOPMENT, REGISTRATION, MANUFACTURING AND MARKETING

4.1       All development and clinical trials required for regulatory approval in the Territory will be conducted by ROXRO or its marketing partner, at the sole expense of ROXRO or its marketing partner. ROXRO and its marketing partner will have the right to subcontract any part of its development and clinical trial obligations in the Territory. Within [*****], ROXRO shall submit to RECORDATI its intended development schedule and shall provide to RECORDATI on a timely basis any modification thereafter of such schedule and the reasons therefor.

4.2       All processes, inventions, formulations, proprietary information, know- how, and patents resulting from ROXRO's development program, including formulation and manufacturing information (the "Results") developed pursuant to the licenses granted to ROXRO hereunder shall be owned by [*****].

4.3       Subject to Section 11.4, ROXRO or the ROXRO Partner shall use commercially reasonable best efforts to develop, achieve regulatory approval, promote, market, distribute and sell the Licensed Product with the same standard of effort used by recognized companies in the pharmaceutical industry in the marketing of their own products of similar market potential.

4.4       With regard to any countries in the Territory for which ROXRO is acting through an Affiliate or sublicensee or marketing partner, ROXRO's Affiliate or such sublicensee or marketing partner, as the case may be, shall observe efforts comparable to the ones set forth in Section 4.3.

4.5       ROXRO shall inform RECORDATI in writing within [*****]  after:

4.5.1          the initiation of each Phase of clinical trials of the Licensed Product;

4.5.2          the date of filing of an NDA for a Licensed Product in the United States or its foreign equivalent in a Major Market Country;

4.5.3          the date of obtaining approval of an NDA for a Licensed Product in the United States or its foreign equivalent in a Major Market Country;

4.5.4          the date of the first sale of a Licensed Product in each country of the Territory; and

4.5.5          any events that might be material to RECORDATI in connection with a possible extension of the patent protection term. In this regard, ROXRO and RECORDATI shall cooperate in [*****]. Such cooperation shall include, without limitation, [*****].

5.          PAYMENTS, REPORTS, TIME OF PAYMENTS

5.1       In consideration of the rights and license granted under this Agreement, ROXRO shall make the following payments to RECORDATI:

5.1.1          Upon execution of this Agreement, ROXRO shall pay to RECORDATI the sum of $[*****]  in reimbursement of expenditures made by RECORDATI in preparing the Licensed Product for development and marketing in the United States.

5.1.2          ROXRO shall pay RECORDATI the following amounts in milestone payments within thirty days after the first occurrence of each of the following milestones as follows:

5.1.2.1       $[*****]  at the successful completion of Phase III clinical trials of the Licensed Product;

5.1.2.2       $[*****]  upon the issuance of a patent in the United States for the Licensed Product;

5.1.2.3       $[*****]  at the filing of an NDA for Licensed Product in the United States;

5.1.2.4       $[*****]  at the approval of an NDA for Licensed Product in the United States; and

5.1.2.5       $[*****] at the earliest grant of marketing approval for the Licensed Product in the first among [*****].

5.2       The obligation to pay milestone payments to RECORDATI hereunder shall be imposed only once with respect to each milestone.

5.3       ROXRO shall pay the royalties to RECORDATI on Net Sales of the Licensed Product equal to

5.3.1          [*****] of Net Sales of the Licensed Product, provided that the royalty rate shall be [*****] if no patent containing a Valid Claim is in force in the country of sale at the time of the sale.

5.4       The obligation to pay royalties to RECORDATI hereunder shall be imposed only once with respect to the same unit of the Licensed Product.

5.5       In the event that ROXRO shall grant a sublicense to a Third Party in accordance with Section 2.2, all of the terms and conditions of this Agreement shall apply to such sublicensee to the same extent as they apply to ROXRO. ROXRO guarantees the performance of all obligations so imposed on its sublicensees under this Agreement and will itself pay and account to RECORDATI for all royalties due under this Agreement which may accrue by reason of the action or operations of any of ROXRO's sublicensees.

5.6       Notwithstanding the other provisions of this Article 5, if Roxro is required to obtain a royalty-bearing license from a third party to practice in any country of the Territory any Patent Rights or Know-How licensed to it hereunder, which otherwise would be infringed by the commercialization of the Licensed Product by ROXRO, its Affiliates or sublicensees, and the infringement of such Patent Rights or Know-How cannot reasonably be avoided or if ROXRO and RECORDATI, in the exercise of their reasonable judgment, agree that a license from such third party is necessary, [*****] to such third party under such license with respect to such country during each payment period, provided, however, that [*****].

5.6.1          Following the First Commercial Sale, ROXRO shall pay to RECORDATI the royalties due hereunder, including any royalties due from the sales of   the Product by ROXRO's Affiliates or sublicensees [*****].  Payments shall be made by wire transfer to the following account: or such other account as RECORDATI shall notify to ROXRO in writing.  The royalty shall be paid to   RECORDATI in U.S. Dollars and computed in accordance with Sections 5.8 and 5.9, and ROXRO shall submit to RECORDATI, together with each royalty payment, a written royalty statement containing at least the following information:

5.6.2          the quantity of the Licensed Product subject to royalty sold (by country) by ROXRO, its Affiliates and sublicensees;

5.6.3          total adjusted gross sales for the Licensed Product subject to royalty (by country);

5.6.4          total royalties payable to RECORDATI (by country); and

5.6.5          any relevant information related to matters stated in Section 5.9.

5.7       Any compensation payment that is not paid on or before the date such payment is due under this Agreement shall bear interest, to the extent permitted by applicable law, at the prime rate (as reported by the Bank of America, San Francisco, California, or its successor), on the date such payment is due, calculated on the number of days such payment is delinquent. The payment of such interest shall not affect the rights defined in Section 11.3.

5.8       As to sales occurring in a currency other than U.S. Dollars, the amount due shall first be calculated in the currency in which the sale occurred and then converted to

U.S. Dollars at [*****].

5.9       ROXRO shall keep and shall cause it Affiliates, partners and sublicensees to keep, complete and accurate books and records setting forth the gross sales, Adjusted Gross Sales, Net Sales, the amount of royalties payable to RECORDATI as provided for herein, for each country with regard to the Licensed Product sold by ROXRO, ROXRO's Affiliated Companies, partners or sublicensees of ROXRO in sufficient detail to permit RECORDATI to determine the amount of royalties due. Such books and records shall be retained by ROXRO at its principal place of business for at least the three years immediately following the calendar year to which each shall pertain. At RECORDATI's expense, RECORDATI or its authorized independent public accountant has the right to engage ROXRO's independent public accountant to perform, on behalf of RECORDATI or its independent public accountant, an audit, conducted in accordance with generally accepted auditing standards, of such books and records of ROXRO that are deemed necessary by RECORDATI's independent public accountants to report on Net Sales of the Licensed Product for the period or periods requested by RECORDATL If such audit shows an underpayment or overpayment, the parties shall make the appropriate payments.

Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time. The audit shall be conducted upon at least [*****] prior written notice, and during regular business hours in such a manner as to not unnecessarily interfere with ROXRO's normal business activities.

All information, data, documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements or compliance with this Agreement, shall be treated as information subject to the confidentiality obligations of this Agreement and need not be retained more than [*****]  after completion of an audit hereof, if an audit has been requested; nor more than [*****] from the end of the calendar year to which each shall pertain; nor more than [*****] after the date of termination of this Agreement.

RECORDATI will bear the full cost of any such audit unless [*****]. In such case, ROXRO shall promptly pay RECORDATI [*****] and shall bear the full cost of such audit.

5.10     Any withholding taxes levied by tax authorities on the payments by ROXRO to RECORDATI under this Agreement shall be borne by RECORDATI and deducted by ROXRO from the sums otherwise payable by it under this Agreement for payment to the proper tax authorities on behalf of RECORDATI. In any such case, ROXRO shall promptly provide RECORDATI with original receipts or other evidence reasonably desirable to allow RECORDATI to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits.

6.          MANUFACTURING; TRADEMARK.

6.1       ROXRO and/or ROXRO sublicensee shall be solely responsible for manufacturing the Licensed Product for sale in the Territory.

6.2       ROXRO shall be entitled to secure a trademark or trademarks to be used in connection with the commercialization of Licensed Product in the Territory and which shall be owned by ROXRO. Nonetheless, if this Agreement should be terminated in accordance with Section 11.3, 11.4 or 11.7 hereof, [*****].

7.         LICENSED PRODUCT LIABILITY/REPRESENTATIONS AND WARRANTIES/DISCLAIMER OF WARRANTIES.

7.1       ROXRO shall indemnify, and hold harmless, RECORDATI, its Affiliates, directors, employees and agents from all costs and expenses of any kind, including reasonable attorney’s fees, arising from any claim relating to the use of the Know-How and the Patent Rights, or the use, manufacture, promotion, marketing and sale of Licensed Product by ROXRO, its Affiliates, its sublicensees, distributors and customers.

7.2       RECORDATI expressly warrants and represents to ROXRO that:

7.2.1          To its knowledge, it has full right, title, and interest in and to or the right to practice all presently existing and issued Patent Rights and Know-How relating to the Licensed Product; that there are no outstanding written or oral agreements inconsistent with this Agreement; and that it is empowered to enter into this Agreement and grant the licenses provided herein; and

7.2.2          It is presently not aware of a valid patent or patent application owned by a Third Party and not licensed to RECORDATI which would be infringed by the practice of the presently existing Patent Rights and Know-How or by the manufacture, use or sale of Licensed Product based thereon nor has RECORDATI received any claims by Third Parties with respect to such matters.

7.3       RECORDATI HEREBY DISCLAIMS ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, OF ANY KIND REGARDING ANY WARRANTY OF

MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE LICENSED PRODUCT OR OTHER MATERIALS IN WHATEVER FORM PROVIDED TO ROXRO HEREUNDER, OR THAT THE LICENSED PRODUCT CAN BE SUCCESSFULLY DEVELOPED BY USE OF THE KNOW-HOW, OR THAT CLINICAL OR COMMERCIAL QUANTITIES OF THE LICENSED PRODUCT CAN BE PRODUCED BY USE OF THE KNOW-HOW.

8.          MAINTENANCE AND ENFORCEMENT OF PATENT RIGHTS.

8.1       RECORDATI agrees to prosecute and maintain, at its own expense, all of the patents and patent applications included within the Patent Rights. The Parties and their designated patent attorneys shall consult with each other regarding the prosecution of the pending United States patent application and the filing and prosecution of any further United States patent applications with respect to Licensed Product and any continuation or divisional prosecution thereof, including, without limitation, the jurisdictions in the Territory in which counterparts of any application should be filed and other details pertaining to the prosecution and maintenance of Patent Rights. Notwithstanding the foregoing, if RECORDATI and ROXRO disagree at any time regarding the desirability of filing or continuing the prosecution of any such patent application, upon the delivery of written instructions by ROXRO to RECORDATI, RECORDATI shall proceed to file and/or continue prosecution of such application with the full cooperation and assistance of ROXRO.

Copies of all such patent applications and patent office actions and responses to patent office actions shall be forwarded to ROXRO prior to filing. ROXRO or its counsel shall thereupon have fifteen days to comment on and advise with RECORDATI or its counsel, which comment, and advice shall be carefully considered in good faith by RECORDATI and its counsel before the filing of the application or response.

Notwithstanding the foregoing, [*****].

8.2       Each Party will advise the other promptly upon its becoming aware of any Third-party infringement of Patent Rights. In the event of an infringement of Patent Rights by a product that would be or is competitive with the Licensed Product under active development or being sold by ROXRO, the Parties agree with the following:

8.2.1          to consult with each other to attempt to agree on whether legal action should be taken against the infringer, and also to establish the proportion in which they will participate in the costs and expenses of the action, if taken, and in any recoveries or awards resulting therefrom; and

8.2.2          in the event RECORDATI does not agree to bring suit or to participate in a suit against any such infringer, ROXRO shall have the right to take such action at its own expense and [*****], and, upon receiving a recovery or award from such suit, such recovery and award shall be used first to reimburse ROXRO for its reasonable litigation expenses actually incurred, then to reimburse RECORDATI for the amounts of any unpaid royalty payments, and any remainder of the recovery and award shall be retained by ROXRO for its own benefit and use; and

8.2.3          in any such infringement suit RECORDATI, at the request of ROXRO, shall render all reasonable assistance in the prosecution of such suit, at ROXRO's cost.

8.3       [*****]

9.         USE OF DATA.

9.1        RECORDATI may use ROXRO's data as it sees fit, outside the Territory for use in or outside of the Field. In such case, ROXRO shall be entitled to a royalty equal to [*****] ("Reverse Royalty") applied to RECORDATI and its Affiliates and sublicensees net sales of the applicable products they may sell. [*****]

10.       CONFIDENTIAL   INFORMATION.

10.1     ROXRO shall keep the Know-How in strict confidence and shall not use Know-How except for the purposes of this Agreement. Any information disclosed pursuant to the Confidentiality Agreement between ROXRO and RECORDATI dated November 23, 2000 shall be considered Know-How and governed by the terms of this Agreement.

10.2     Both ROXRO and RECORDATI agree to keep in strict confidence all other know-how as well as other information and data of confidential nature received from the other Party under this Agreement and not to make any use thereof other than provided   under this Agreement.

10.3     The confidentiality obligations as per this Article 10 shall not apply to the extent that the Know-How or other know-how or information and data are required by appropriate authorities to be submitted for purposes of regulatory approval of the Licensed Product; provided, however, that to the extent possible such submissions shall be made on a confidential basis. The confidentiality and non-use obligations under this Article 10 shall extend for the term of this Agreement and five years thereafter.

10.4     The obligation of confidentiality and non-use as set forth in this Article I 0 shall not apply:

10.4.1        to information and data which, at the time of disclosure, was known by the recipient party or an Affiliated Company as the result of its own efforts or through disclosure by a Third Party entitled legally to make such disclosure, or which after disclosure was independently developed by the recipient party or an Affiliated Company without use of such information and data, and which can be so demonstrated by the records of the recipient party or an Affiliated Company, as the case may be; and/or

10.4.2        are public knowledge at the date of disclosure to the recipient party; and/or

10.4.3        become public knowledge at a later date without any fault of the recipient party or an Affiliated Company; and/or

10.4.4        are disclosed to the recipient party or an Affiliated Company by a third-party having the right to do so.

10.5     Notwithstanding anything in this Agreement to the contrary, neither Party shall authorize publication in any manner, including but not limited to scientific presentations, abstracts, papers and press releases, relating to the Licensed Product and/or any scientific or clinical data relating to the Licensed Product without the prior review and written approval of the other Party.

10.6     Nothing in this Article IO or this Agreement shall be construed to prevent either Party from disclosing to its Affiliated Companies information and data obtained from the other Party during this Agreement, provided that such information is used in a manner consistent with this Agreement, and further provided that said Affiliated Companies are bound by a like confidentiality obligation with respect to such information.

11.       TERM AND TERMINATION.

11.1     This Agreement shall be effective as of the Effective Date.

11.2     This Agreement shall continue in full force and effect on a country-by country basis until [*****] (i) the date of expiration of the last to expire Patent Right     in a given country which contains a Valid Claim covering the Licensed Product or (ii) [*****]. Following expiration of the term as set forth above, ROXRO shall retain a [*****] license under the Patent Rights and Know-How to manufacture, use, import, sell and offer for sale the Licensed Product for use in the Field within the Territory.

11.3     Failures by one Party to comply with any of its respective obligations contained in this Agreement shall entitle the other Party to give the Party in default written notice of such default. If such default is not remedied within [*****] after receipt of such notice (or thirty days in the event of non-payment), the notifying Party shall be entitled to terminate this Agreement by giving notice with immediate effect. The right of either Party to terminate this Agreement as provided hereinabove shall not be affected in any way by its waiver of or failure to take actions with respect to any previous default. If there is any bona fide dispute between the parties regarding the right of termination based on failure by ROXRO to make a milestone or royalty payment when due, the disputed milestone or royalty payment, as the case may be, shall be paid into an interest-bearing account by ROXRO where it shall remain during the pendency of the dispute, and upon resolution of the dispute, paid, with accumulated interest, to the prevailing Party.

11.4     ROXRO shall have the right to terminate the Agreement at any time provided that ROXRO gives written notice to RECORDATI at least [*****] prior to such termination, during which period ROXRO shall continue work on the development plan or marketing as the case may be and under the condition that ROXRO further informs RECORDATI together with the notice of termination that, in its reasonable business judgment based on scientific, medical, economic or other valid business reasons, ROXRO has determined not to carry out further development or marketing of the Licensed Product. In the event of such early termination, the licenses granted hereunder by RECORDATI, and all know-how and regulatory data and approvals developed by ROXRO for the Licensed Product, shall revert to and become the property of RECORDATI. All patents, know-how and documentation related to the Licensed Product and rights described in Section 4.4 shall be transferred to RECORDATI within [*****] after such termination.

11.5     This Agreement shall survive the acquisition or change of control of either Party, provided that in the case of ROXRO the acquiring entity expressly assumes all rights and obligations contained in this Agreement and such entity further undertakes to use its commercially reasonable efforts consistent with accepted pharmaceutical business practices and legal requirements to promote, market, distribute and sell the Licensed Product with the same standard of effort as used in the marketing of its own products of similar market potential.

11.6     Neither of the Parties shall be liable for failure to perform its obligations under this Agreement, where such failure was occasioned by contingencies beyond its control, including without limitation, strikes or work stoppages, lock-outs, riots, wars, delay of carriers, Acts of God, including without limitation, fire, floods, storms, and earthquakes, acts or failures to act by government or governmental agencies or instrumentalities. Each Party will notify the other immediately, should any such contingencies occur. Such notice shall set forth the obligations that the notifying Party is unable to perform and shall also specify the contingencies which it contends provide a basis under this Section 11.6 for such non-performance. Nothing herein shall relieve a Party from the obligation to pay promptly, in U.S. dollars, all payments that may be due under this Agreement.

11.7     Either Party shall have the right to terminate this Agreement if the other Party becomes insolvent or unable to pay its debts or perform its obligations as they mature, or makes an assignment for the benefit of creditors, or is the subject of a petition or other document seeking relief under any bankruptcy law, filed by or against a Party, that is not discharged with prejudice within [*****] thereafter, such termination to be effective upon the delivery of written notice to the insolvent or bankruptcy party.

11.8     In the event of termination of the licenses to ROXRO, any sublicenses granted to a sublicensee [*****].

12.       MISCELLANEOUS.

12.1     Neither Party shall have the right to assign or transfer to third parties any rights or obligations of this Agreement, except [*****]. Any successor or Affiliate to which this Agreement shall be assigned shall also be bound mutatis mutandis by the terms and conditions of the present Agreement and the assignor, transferor or sub licensor shall guarantee the performance of the obligations hereunder.

12.2     This Agreement and licenses herein granted shall be binding upon, and shall inure to the benefit of successors to a Party hereto or to an assignee of all of the goodwill and entire business and assets of a Party hereto relating to pharmaceutical products, but shall not otherwise be assignable without the prior written consent of the other Party.

12.3     This Agreement contains the entire understanding between the Parties relating to the subject matter hereof and supersedes any and all prior agreements, understandings and arrangements, whether written or oral, between the Parties. No amendments, changes, modifications or alterations of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

12.4     All titles and captions in this Agreement are for convenience only and shall not be interpreted as having any substantive meaning.

12.5     Both Parties hereby expressly state that it is the intention of neither Party to violate any rule, law and regulations. If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties.

12.6     Unless required by law or regulation, each Party shall refrain from making any public announcement or disclosure of the terms and conditions of this Agreement without the prior written consent of the other Party, which consent shall not unreasonably be withheld.

12.7     No failure or delay on the part of a Party in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. Any waiver on the part of either Party hereto of any right hereunder shall be effective only if made in writing and shall not constitute or imply a waiver of any other right or a subsequent waiver.

12.8     The provisions of Sections 7.1, 7.3, Article 10, Section 11.4, this Section 12.8 and Article 14 shall survive termination or expiration of this Agreement.

12.9     Nothing in this Agreement authorizes either Party to act as agent for the other Party as to any matter. The relationship between ROXRO and RECORDATI is that of independent contractors.

12.10   Neither Party shall release any information related to this Agreement, including its terms, to any third party without the prior written consent of the other Party, unless release of such information is required by law. If a Party ("Releasing Party") determines that it is required by law to release information relating to this Agreement to a third party, it shall so notify the other Party prior to the release of such information, including the text of the information proposed for release, in sufficient time for the other Party to comment. The other Party shall have the right to comment regarding the necessity of such disclosure and the text reasonably proposed for disclosure, which comment the Releasing Party must consider and include unless prohibited by law.

12.11   Neither Party shall use the other Party's or its Affiliates name or trademarks for publicity or advertising purposes, except with the prior written consent of the other Party.

13.       NOTICES.

13.1      Any notice required to be given hereunder shall be considered properly given if sent in English by registered air-mail, telecopier, telex, facsimile or by personal courier delivery to the respective address of each party as follows:

for RECORDATI:

With a copy to:

for ROXRO:

ROXRO PHARMA LLC

535 Middlefield Road, Suite 240

Menlo Park, CA  94025 Attention:

President

Facsimile: (650) 322-4514 with

copy to:

Heller Ehrman White & McAuliffe LLP

525 University Avenue

Palo Alto, CA  94301 Attention:

Julian N. Stem, Esq.

Facsimile: (650) 324-0638

or to such other address as a party may designate in a notice given in accordance with this Article 13.

14.        GOVERNING LAW AND ARBITRATION.

14.1     The construction, validity and performance of this Agreement shall be governed in all respects by the laws of [*****] without taking into consideration any of its conflict of law’s provisions.

14.2     The Parties will attempt in good faith to resolve any dispute, controversy or claim arising out of or relating to the interpretation, performance or enforceability of this Agreement promptly by negotiation between executives of the Parties.  In the event that such negotiations do not result in a mutually acceptable resolution, the Parties agree to consider other dispute resolution mechanisms including mediation and arbitration. In the event that the Parties fail to agree on a mutually acceptable solution within a period of [*****], any such dispute shall be submitted to binding arbitration.

14.3     Such arbitration shall be conducted in accordance with the American Arbitration Association. Notwithstanding those rules, the following provisions shall in any event apply to any issue submitted for arbitration hereunder:

14.3.1        The arbitration shall be conducted by a panel of three neutral arbitrators ("Panel").   One arbitrator shall be appointed by each Party and the third member shall be appointed by the two arbitrators appointed by the Parties.   Each Party   will select an arbitrator within [*****] following the demand for arbitration.  The two arbitrators selected by the Parties will appoint the third arbitrator within [*****] following their appointment. Notwithstanding the above and in the interest of obtaining a judgment within the shortest possible period in connection with certain bona fide disputes or technical or developmental matters that require referral to independent experts, the Parties may agree to appoint only one single neutral arbitrator selected in agreement by both Parties.

14.3.2        The language to be used in the arbitration shall be English.

14.3.3        Any arbitrator selected by the Parties may be of any nationality, and need not be a lawyer or hold any other professional status or membership but will be selected on the basis of his or her qualifications and expertise with respect to the matter under dispute.

14.3.4        The arbitration shall be held in [*****].

14.3.5        The specific pleading schedule for each proceeding shall be determined by the Parties in consultation with the Panel within [*****] following the selection of the arbitrators.

14.3.6        Unless the Parties otherwise agree at the time a particular issue is submitted for arbitration, the Panel shall be required as a condition to their engagement to agree to render a decision within [*****] of the date on which the record in the proceeding is completed, but in no case more than [*****] after the date of their engagement. The time period for cure specified in Section 11.3 shall be suspended upon institution of arbitration until completion of such arbitration.

14.3.7        The Parties shall use their best efforts to schedule and make their submissions, and to take all other necessary actions in connection with the proceeding, at a time and in a manner which will permit the Panel to render their decision in accordance with the schedule set forth herein.

14.3.8        All communications with the arbitrator(s) during the proceeding shall be made in writing, with a copy thereof delivered simultaneously to the other Party to the proceeding, or if made orally, made only in the presence of the other Party to the proceeding or its representative.

14.3.9        All decisions by the Panel shall be rendered by majority vote. The arbitration award or order shall be rendered in writing and shall be final and binding upon the Parties. The arbitrator(s) shall establish and enforce appropriate rules to ensure that the arbitration proceedings, including the decisions, are kept confidential and that all confidential and/or proprietary information of the Parties is kept confidential and is used for no purpose other than for such arbitration proceedings.

14.3.10      Judgment on any order or award shall be entered by any court of competent jurisdiction.

14.3.11      Each Party shall bear its own expenses and attorney's fees in connection with the arbitration.

14.3.12      The fees and expenses of the arbitrator(s) shall be equally shared except that if, in the opinion of the arbitrators, any claim by a Party hereto or any defense or objection thereto by the other Party was unreasonable and frivolous, the arbitrators may in their discretion assess as part of the award all or any part of the arbitration expenses of the other Party (including reasonable attorney's fees) and expenses of the arbitrators against the Party raising such unreasonable and frivolous claim, defense or objection.

15.  UNIT PURCHASE OPTION.

15.l      Upon execution of this Agreement and until December 31, 2000, RECORDATI shall [*****].

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their authorized officers on the date first above written.

ROXRO PHARMA LLC		RECORDATI SA CHEMICAL & PHARMACEUTICAL COMPANY

By:	/s/ Roberto Rosenkranz	By:	/s/ Giovanni Recordati

Name: Roberto Rosenkranz		Name: Giovanni Recordati

Title: Chairmain and CEO		Title: Chairman and CEO

Date: November 23, 2000		Date: November 29, 2000

By:	/s/ R. L. Whiting

Name: R. L. Whiting

Title: President

Date: November 23, 2000

EXHIBIT A

PATENT RIGHTS

Patent Application US 08/383,707 filed February 1, 1995